Exhibit 2.1
AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made as of August 30, 2022, by and among Maravai Life Sciences, LLC, a Delaware limited liability company (f/k/a Maravai Life Sciences, Inc.) (“Seller”), Voyager Group Holdings, Inc., a Delaware corporation (“Parent”), Vector Laboratories, Inc., a California corporation (the “Company”) as successor in interest to VYGR Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Maravai LifeSciences Holdings, Inc., a Delaware corporation (“Maravai LifeSciences Holdings”), and Maravai Intermediate Holdings, LLC, a Delaware limited liability company (“Maravai Intermediate Holdings” and together with Maravai Holdings, each, a “Maravai Guarantor” and collectively, the “Maravai Guarantors”).
WHEREAS, Seller, Parent, Merger Sub, Maravai LifeSciences Holdings, Maravai Intermediate Holdings (collectively, the “Parties”) are party to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 5, 2021 (the “Effective Date”);
WHEREAS, pursuant to Section 8.10 of the Merger Agreement, the Merger Agreement may be amended with an instrument in writing executed and delivered on behalf of each of the Parties; and
WHEREAS, the Parties desire to amend the Merger Agreement as stated in this Amendment effective as of the Effective Date.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and Employee each hereby agree as follows:
Section 1.Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
Section 2.Amendment.
1.01Section 6.9(b) of the Agreement is hereby deleted and replaced in its entirety with the following:
“(i) Seller hereby grants or hereby agrees to cause Seller’s Affiliates to grant, as applicable, to the Acquired Companies a limited, irrevocable license to use, on a transitional basis, for a period of thirteen (13) months after the Closing Date, the Licensed Marks solely in connection with the operation of the Business as operated prior to the Closing, and solely in a manner consistent in all material respects (including from a quality and brand guideline perspective) with the manner and nature of use immediately prior to the Closing. (ii) In addition to the forgoing, Seller hereby grants or hereby agrees to cause Seller’s Affiliates to grant, as applicable, to the Acquired Companies a limited license to use, on a transitional basis, the Licensed Marks on historical on-demand webinars and print catalogs printed by Funakoshi as of the date hereof, solely in connection with the operation of the Business as operated prior to the Closing, and solely in a manner consistent in all material respects (including from a quality and brand guideline perspective) with the manner and nature of use immediately prior to the Closing, provided that such permitted use of the Licensed Marks for the period beginning thirteen (13) months after the Closing Date is subject to the following: (1) the Acquired Companies shall include the following disclaimer language at the beginning of each on-demand webinar: “The Maravai name and logo, and the intellectual property rights in and to the Maravai name and logo, is owned by Maravai Intermediate Holdings, LLC, and all other intellectual property rights in and to these materials, including the Vector Laboratories logo and all content, are owned by Vector Laboratories, Inc., a California (USA) corporation. Vector Laboratories, Inc. is no longer a part of or affiliated with Maravai LifeSciences, Maravai Intermediate Holdings, LLC, or any of their affiliates.”; (2) the Acquired Companies shall include, or shall cause Funakoshi to include, the following disclaimer language on a printed insert to be included in such print catalogs: “The Vector Laboratories name and logo and the intellectual property rights in to the name and logo, are owned by Vector Laboratories, Inc., a California (USA) corporation. The Maravai name and logo and the intellectual property rights in and to the name and logo, are owned by Maravai Intermediate Holdings, LLC. Vector Laboratories, Inc. is no longer a part of or affiliated with Maravai LifeSciences, Maravai Intermediate Holdings, LLC, or any of their affiliates.”; and (3) the Acquired Companies shall not actively promote the webinar content in mass communications to customers, including by linking to the webinar content in social media posts or in email campaigns sent to customer distribution lists. Seller shall have the right to exercise quality control over the use of the Licensed Marks by the Acquired Companies to the degree reasonably necessary to maintain the validity and enforceability of the Licensed Marks, and to protect the goodwill associated therewith; provided that use of the Licensed Marks with products and services meeting quality consistent with past practice prior to the Closing shall be deemed to meet Seller’s quality control standard. Seller shall have the right to terminate the license granted in Section 6.9(b)(i) or (ii), as applicable, if an Acquired Company or any of its Affiliates breaches Section 6.9(b)(i) or Section 6.9(b)(ii), as applicable, in any material respect (and such Person does not cure such breach within thirty (30) days of receiving Seller’s notice thereof, or, if such breach, by its nature, cannot be remedied within such thirty (30) day cure period, immediately upon Seller’s notice thereof), and Seller shall have the right to terminate the license granted in Section 6.9(b)(ii) for any reason or no reason on three (3) months’ notice to an Acquired Company.”
Section 3.Miscellaneous.
1.02Continuance of the Merger Agreement. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.
1.03Counterparts. This Amendment may be executed by counterpart signatures, each of which signatures shall be deemed an original, all of which together shall constitute one in the same instrument. Furthermore, delivery of a copy of such signatures by facsimile transmission, email or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Amendment by such party, and such electronic copy shall constitute an enforceable original document.
1.04Applicable Law. This Amendment shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the State of Delaware applicable to contracts made in that State, without regard to any conflict of law principles of the State of Delaware.

1.05Amendments. This Amendment shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the Parties. No course of dealing between or among any Persons having any interest in this Amendment will be deemed effective to modify, amend or discharge any part of this Amendment or any rights or obligations of any Party under or by reason of this Amendment.
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IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Agreement and Plan of Merger on the date first above written.
PARENT

VOYAGER GROUP HOLDINGS, INC.

By:    /s/ J.C. Wetzel
Name:     J.C. Wetzel
Title:    President and Secretary

COMPANY

VECTOR LABORATORIES, INC.

By:    /s/ J.C. Wetzel
Name: J.C. Wetzel
Title: President and Secretary

SELLER
MARAVAI LIFE SCIENCES, LLC (F/K/A MARAVAI LIFE SCIENCES, INC.).
By:    /s/ Kurt Oreshack
Name: Kurt Oreshack
Title: Secretary and General Counsel

MARAVAI LIFESCIENCES HOLDINGS
MARAVAI LIFESCIENCES HOLDINGS, INC.
By:    /s/ Kurt Oreshack
Name: Kurt Oreshack
Title: Secretary and General Counsel

MARAVAI INTERMEDIATE HOLDINGS
MARAVAI INTERMEDIATE HOLDINGS, LLC
By: /s/ Kurt Oreshack
Name: Kurt Oreshack
Title: Secretary and General Counsel